AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED JANUARY 5, 2022

Abundant Robots, Inc.

1438 9th Street

Santa Monica, CA 90403

up to

8,988,764 shares of Common Stock (1)

We are offering a maximum number of 8,988,764 shares of Common Stock, composed of 7,490,637 shares issuable in exchange for cash consideration, and a maximum number of 1,498,127 shares to be issued as “Bonus Shares” on a “best efforts” basis to investors in this offering.

Common Stock Shares	Price to the Public	Underwriting Discounts and Commissions,*	Proceeds to Company Before Expenses**
Per share/unit	$2.67	$0.03	$2.64
Total Maximum to Investors	$24,000,000.95 (2)	$200,000.01	$23,800,000.94

(1)	The Company is offering up to 7,490,637 shares of Common Stock for purchase by investors in this offering, plus up to 1,498,127 (or 20% of shares of Common Stock for purchase by investors) additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level. See "Plan of Distribution" for more information.

(2)	Total Maximum Price to Public and Proceeds to Issuer Before Expenses includes $24,000,000.95, the value of Common Stock assuming, $2.67 per share, and includes $4,000,000.16, the value of the Bonus Shares, assuming $2.67 per share; provided, however, we shall not receive such Bonus amounts because Investors are not paying the purchase price for such Bonus Shares.

* The Company has engaged Dalmore Group, LLC to act as its placement agent to assist in the placement of its securities. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $200,000.

There will also be a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by Dalmore Group, LLC. Dalmore will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore Group, LLC as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time fee of $10,000 for these services payable upon the issuance of the FINRA No Objection Letter. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent.

**Abundant Robots, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $45,500, not including commissions or state filing fees.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore Group, funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the SEC, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering, and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [      ].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

☐	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

☐	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

☐	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

☐	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

☐	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “Abundant,” “we,” “our,” and “us” refer to Abundant Robots.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Abundant Robots Company Overview

Abundant Robots will leverage robotic technology to build automated orchard management tools as a solution to increasing labor shortages during the annual apple harvest season. Leveraging computer vision and machine learning, Abundant has acquired an image library built over multiple harvest seasons to optimize the apple picking process through the use of harvesting robots. Abundant is poised to disrupt a multi-billion dollar industry.

We are backed by Wavemaker Labs Asia, its in-house robotics and automation corporate innovation studio. Currently, Abundant’s sole owner is Wavermaker Labs Asia. We are based in Santa Monica, California and are currently working on version two of our prototype.

Industry Overview

With labor becoming an increasingly important part of farming costs, Abundant believes the introduction of an electric, fully autonomous harvesting system to the agriculture industry will be highly disruptive. With Abundant, farmers may be able to drastically reduce their labor costs and increase their productivity, helping them increase revenue and profit and staying competitive in a highly commoditized industry.

The apple market is currently $79B. In addition to being the most farmed orchard fruit, apples are an ideal initial market for automated orchard harvesting as they are robust and harder to bruise than other orchard fruits. The apple market suffers from high relative labor costs, nearly 50-70% of labor costs occurs specifically during apple harvesting, concentrated mostly during the 90 day harvest season. This means almost 15% of the total production value of apples is spent on the harvesting process - one that has remained fundamentally unchanged since the early 1900’s. Labor prices continue to rise while labor supply continues to fall due to pervasive socioeconomic factors. Economic and demographic development contribute to a shrinking labor pool, labor activism increases overhead and industry risk, and unceasing long-term wage inflation adds to cost. During the harvest season, growers often recruit laborers from over 1,000 miles away to cope with labor shortages. As these trends continue, we believe grower demand for automated systems will increase to offset the growing difficulties of manual labor dependency. As part of an industry expected grow at over a 4% CAGR over the next five years, the Company is in the right place at the right time, in an industry both ripe for sustained growth and suffering from increasing labor costs.

Our Product

Abundant’s technology allows for fast and robust harvesting without damaging farm infrastructure or individual fruit during picking. Computer vision and machine learning systems mean Abundant can navigate a row, determine ripeness, and pick apples in all ambient light conditions. The Company’s automated technology combines a stereo vision system with vacuuming sensing technology to both determine the ripeness and accessibility of individual apples and remove them from the fruiting location without damaging the trellis or related infrastructure. The system takes into account that any damage to the fruit larger than the size of a thumb results in no value to the grower.

Selected Risks Associated with the Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

●	We will be required to raise additional capital in order to develop our technology and prototype.

●	Our company currently has patents pending.

●	We rely on a small management team to execute our business plan.

●	We could be adversely affected by product liability, personal injury or other health and safety issues.

●	Competitive technologies could limit our ability to successfully deploy our technologies.

●	We plan to initially rely on third-party manufacturers.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company's stock.

Offering Terms

Securities Offered	Maximum of 7,490,637 shares of Common Stock plus up to 1,498,127 Bonus Shares of Common Stock.
Minimum Investment	$499.29 or 187 shares of Common Stock
Securities outstanding before the Offering:
Class F Stock	15,000,000 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	8,988,764 (includes max of 7,490,637 shares of Common Stock plus up to 1,498,127 Bonus Shares of Common Stock)
Class F Stock	15,000,000 shares
Use of Proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any revenue

Abundant Robots, Inc. was formed on September 15, 2021. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Abundant has incurred a net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come to market.

Our intellectual property is built upon underlying technology that has not yet been licensed.

Abundant’s acquired intellectual property was built upon technology licensed from SRI International. We have not yet obtained an exclusive license to this technology. Failure to license this technology would prevent Abundant from moving forward operationally and would result in the loss of your investment.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

We are still developing our Abundant prototype that will go into mass production. The prototype is built on underlying technology from SRI International. The Company's ability to develop and build a product would rely on entering into a license agreement with SRI which the Company has not yet done. We still have significant engineering and development work to do before we are ready to deliver a working version of our product and attain revenue. We may be unable to convert our prototype to a prototype that can easily be replicated and put into mass production. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of CEO Buck Jordan, whom we rely on to help us raise funds and help grow our business, and CFO Kevin Morris. Our partnership and relationship with Wavemaker Labs Asia is crucial for us to achieve our growth plan.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other labor and safety issues.

As with any labor company, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service

It is possible that there may never be a fully operational harvesting machine that meets picking time standards. It is possible that the failure to release the product is the result of a change in business model upon Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

We will be required to raise additional capital in order to develop our technology and prototype.

We will not be able to sell or distribute a working version of our product if we cannot raise debt or equity financing.

Our company does not yet hold any patents on any products or technology.

We do not yet hold any patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor. Our technology and patents pending are built upon underlying technology from SRI International. Because of this, our technology is not currently proprietary and could be easily copied by other companies.

 Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

Our future revenue plans rely on providing harvesting machines to orchards.

Our largest stream of projected revenue comes from providing our machines to orchards. If we are unable to create partnerships and achieve these contracts with orchards it will greatly effect our business model and jeopardize our go-to-market strategy.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Preferred stock or any of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest equal to or greater than $1,500, $5,000, $10,000, or $20,000, are entitled to receive Bonus Shares as a specific percentage of the amount of their investment. The Bonus Shares effectively give such investors in this offering a discount on their investment. Therefore, the value of shares of investors who invest less than $1,500 and pay the full price for the Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share. We have not set a minimum offering amount for this offering.

We have not set a minimum offering amount for this offering.

This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the offering.

Investors in the Company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the Company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the Company’s IPO or acquisition by another entity, which may never happen.

Our Subscription Agreement for this Offering, as well as our Bylaws, as amended, include forum selection provision, which could result in less favorable outcomes to the plaintiff(s)in any action against the Company.

Our subscription agreement for this offering, as well as our Bylaws, as amended, include forum selection provisions that requires any claims against the Company by subscribers or stockholders not arising under the federal securities laws to be brought in a court of competent jurisdiction in California, or the Court of Chancery State in the state of Delaware, respectively. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Security Holders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment. The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February14, 2018 entitled: “Credit Cards and Investments –A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long-or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

Risks Related to COVID-19

The Impact of COVID-19 could slow development and distribution of our product.

Due to COVID-19, the Company may experience delays related to manufacturing, assembly, and distribution of products. The impact continues to evolve, and its future effects are uncertain. Due to COVID-19, the Company may be limited at times with regard to the number of engineers that can work on the automated harvester at any given time in order to maintain safe social distancing. Furthermore, as mentioned above, the Company relies on third party manufacturers in some instances and those manufacturers may experience delays as well.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 spread globally and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have resulted in severe travel restrictions and social distancing of varying intensities during different time periods. The impacts of the outbreak continue to evolve. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $2.67 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception.

Dilution Table #1
						Effective Cash Price
					Total Issued	per Share at Issuance
				Potential	and Potential	or Potential
	Date Issued	Issued Shares		Shares	Shares	Conversion
Class F Shares	2021	15,000,000	(2)		15,000,000	$0.0001
Common Stock
\Total Common Share Equivalents	2021	15,000,000		-	15,000,000	$0.0001

Investors in Reg A+ offering, assuming full amount raised	2021			7,490,637	7,490,637	$2.67	(1)

Total After Inclusion of this Offering		15,000,000		7,490,637	22,490,637	$0.89

(1)	The Company may issue up to 1,498,927 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $2.23.
(2)	Assumes conversion of all Class F issued shares to common stock

Dilution Table #2

On Basis of Full Conversion of Issued Instruments	$0.1 Million Raise	$10 Million Raise	$20 Million Raise
Price per Share	$2.67	$2.67	$2.67
Shares Issued	37,453	3,745,318	7,490,637
Capital Raised	$100,000	$10,000,000	$20,000,000
Less: Offering Costs	$(46,500)	$(145,500)	$(245,500)
Net Offering Proceeds	$53,500	$9,854,500	$19,754,500
Net Tangible Book Value Pre-financing	$-	$-	$-
Net Tangible Book Value Post-financing	$53,500	$9,854,500	$19,754,500

Shares issued and outstanding pre-financing	15,000,000	15,000,000	15,000,000

Post-Financing Shares Issued and Outstanding	15,037,453	18,745,318	22,490,637

Net tangible book value per share prior to offering	$-	$-	$-
Increase/(Decrease) per share attributable to new investors	$0.004	$0.526	$0.878
Net tangible book value per share after offering	$0.004	$0.526	$0.878
Dilution per share to new investors ($)	$2.666	$2.144	$1.792
Dilution per share to new investors (%)	99.87%	80.31%	67.10%

Dilution Table #3

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$0.1 Million Raise	$10 Million Raise	$20 Million Raise
Price per Share	$2.67	$2.67	$2.67
Shares Issued	37,453	3,745,318	7,490,637
Capital Raised	$100,000	$10,000,000	$20,000,000
Less: Offering Costs	$(46,500)	$(145,500)	$(245,500)
Net Offering Proceeds	$53,500	$9,854,500	$19,754,500
Net Tangible Book Value Pre-financing	$-	$-	$-
Net Tangible Book Value Post-financing	$53,500	$9,854,500	$19,754,500

Shares issued and outstanding pre-financing	15,789,474	15,789,474	15,789,474
Offering Costs via Common Stock	-	-	-
Post-Financing Shares Issued and Outstanding	15,826,927	19,534,792	23,280,111

Net tangible book value per share prior to offering	$-	$-	$-
Increase/(Decrease) per share attributable to new investors	$0.003	$0.504	$0.849
Net tangible book value per share after offering	$0.003	$0.504	$0.849
Dilution per share to new investors ($)	$2.667	$2.166	$1.821
Dilution per share to new investors (%)	99.87%	81.11%	68.22%

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of September 15, 2021 of $0, which is derived from the net equity of the Company in its inception audited financials. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $200,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $100,000 raise from this offering, a $10,000,000 raise from this offering, and a fully subscribed $20,000,000 raise from this offering (maximum offering).

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $20,000,000 the net proceeds of this offering would be approximately $19,754,500 after subtracting estimated offering costs of $200,000 to Dalmore Group, LLC in commissions, and $45,500 in audit, legal, and filings fees. If Abundant successfully raises the maximum amount under this raise the Company intends to hire additional personnel in engineering and sales, spend additional on marketing to bring in more leads and customers, in addition to being able to fund a minimum viable product which can be used to begin production.

Assuming a raise of $10,000,000 representing 50% of the maximum offering amount, the net proceeds would be approximately $9,854,500 after subtracting estimated offering costs of $100,000 to Dalmore Group, LLC in commissions and $45,500 in audit, legal, and filings fees. In such an event, Abundant would decrease spend on product development and marketing but still be able to launch and scale Abundant orchard management systems.

Assuming a raise of the minimum of $100,000 representing 10% of the maximum offering amount, net proceeds would be approximately $53,500 after subtracting estimated offering costs of $1,000 to Dalmore Group, LLC in commissions and $45,500 in audit, legal, and filings fees.

Please see the table below for a summary our intended use of proceeds from this offering:

	Offering Size
Total Raise	$100,000		$10,000,000		$20,000,000
Commissions	$1,000		$100,000		$200,000
Fixed Costs	$45,500		$45,500		$45,500
Net Proceeds	$53,500		$9,854,500		$19,754,500

% Allocation	Category	%	Category	%	Category
30%	Product Development	30%	Product Development	30%	Product Development
20%	Business development/Sales	20%	Business development/Sales	20%	Business development/Sales
20%	Payroll	20%	Payroll	20%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Abundant Robots was founded in September 2021 with the purpose to automate orchard agriculture as a solution to increasing labor shortages during the annual harvest season. Abundant began its mission to automate the orchard by acquiring intellectual property for harvesting robots optimized for apple-picking, as apples represent US$79B in global annual farm gate value. The acquired intellectual property includes extensive product development for a prototype. This prototype was overly engineered and extremely expensive to produce; using the acquired IP, software product, and a proven team that knows how to bring products to market at a cost that makes sense, Abundant is poised to disrupt a multi-billion dollar industry.

Abundant’s development is amplified through Wavemaker Partners, Wavemaker Labs and Wavemaker Labs Asia. With over $550 million assets under management and headquarters located in Singapore and Los Angeles, Wavemaker Partners serves as a strategic lead institutional investor for Abundant. The team at Wavemaker Labs notably launched an AI-driven robotic kitchen assistant at Miso Robotics. Wavemaker Partners and its subsidiary Wavemaker Labs provide insights to agriculture technology, robotic R&D, and a team of strategic and technical experts in engineering Abundant. The advantages of being a Wavemaker company are outlined further below.

Product Overview

Abundant’s technology allows for fast and robust harvesting without damaging farm infrastructure or individual fruit during picking. Computer vision and machine learning systems mean Abundant can navigate a row, determine ripeness, and pick apples in all ambient light conditions. The Company’s automated technology combines a stereo vision system with vacuuming sensing technology to both determine the ripeness and accessibility of individual apples and remove them from the fruiting location without damaging the trellis or related infrastructure. The system takes into account that any damage to the fruit larger than the size of a thumb results in no value to the grower.

The Company’s vacuum and related avoidance technology is built upon intellectual property which is pending a license agreement from SRI International.. Should we not obtain this license, it is unclear whether the Company would be able to continue development of its core planned product. We are in discussions with SRI International and believe we will reach an agreement regarding the licensing of their technology, but we cannot guarantee we will come to terms on the license.

Market

The apple market is currently $79B according to the Food and Agriculture Organization of the United Nations. In addition to being the most farmed orchard fruit, apples are an ideal initial market for automated orchard harvesting as they are robust and harder to bruise than other orchard fruits. The apple market suffers from high relative labor costs; according to a study completed by Cornell University, 50-70% of variable costs spent on apple production is spent on labor with nearly half of that spent on the harvesting process during the 3 month harvesting window. Labor prices continue to rise while labor supply continues to fall due to pervasive socioeconomic factors. Economic and demographic development contribute to a shrinking labor pool, labor activism increases overhead and industry risk, and unceasing long-term wage inflation adds to cost. During the harvest season, growers often recruit laborers from over 1,000 miles away to cope with labor shortages; according to the USDA, this percentage of migrant workers has dropped over the last 30 years. As these trends continue, grower demand for automated systems will increase to offset the growing difficulties of manual labor dependency. With a harvesting process that has remained fundamentally unchanged since the early 1900’s., the Company is in the right place at the right time, in an industry both ripe for sustained growth and suffering from increasing labor costs.

Manufacturing

As of December 14, 2021 the Company has not commenced planned principal operations and activities have consisted of those related to formation activities and capital raising. As the acquired intellectual property includes extensive product development for a prototype, Abundant will use funds to build and bring a minimally viable product to market at a desired price point for customers, as well as to conduct business development and fundraising efforts. The prototype needs to be mobile, automated, and at a price that is ready for market.

The strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand while Abundant builds and fine tunes its internal production lines to service long-term demand. In the near term, all Abundant products will be produced internally and locally in order to maintain control over quality and cost, and most importantly, to ensure there is a direct source of feedback for ongoing product improvement.

Sales & Marketing

We believe our technology will resonate with growers because of our automated picking capabilities and computer vision library. For these reasons, our sales and marketing efforts will be reliant upon two approaches. As of this offering statement date, no selling efforts have begun.

(1)       Selling automated harvesting robots to farms

(2)       Licensing of computer vision library

Competition

•	Advanced Farm Technologies

Advanced Farm Technologies is a robotics company for the next frontier of farming. It offers strawberry harvesting services in the Oxnard, Santa Maria. and Watsonville areas. Its robots gently handle berries to avoid bruising and fruit damage. Advanced Farm Technologies was founded in Davis, California in 2017. Advanced Farm recently completed a Series B investment round raising $25 million to support the company’s growth in strawberry harvesting and the adaptation of its technology to apple harvesting.

•	Ripe Robotics

Ripe Robotics is an Australian based robotics company focusing on orchard harvesting. Ripe is actively running trials on apples, oranges, and plums, getting ready for commercial scale harvesting in 2022. Ripe’s technology can pick fruit off the tree, distribute it into a bin, and drop the bins off at the end of the row by using a soft suction system to minimize damage to fruit at the tree.

Wavemaker Labs Asia

As a Wavemaker Labs Asia company, Abundant has access to several valuable resources. Wavemaker is both a venture capital (“VC”) firm and a corporate venture studio under one roof, which brings value to Abundant in several ways:

Wavemaker Partners: Top-Decile Venture Capital Fund since 2003 with $550mm+ assets under management

●	Capital - Wavemaker is the lead investor of Abundant and provides valuable insights from over 16 years in the venture ecosystem that will help Abundant in current and future capital raises.

●	Customer Introductions - With an extensive network, Wavemaker is able to provide Abundant access to LPs, acquirers, international corporations and other business relationships. Furthermore, Wavemaker Partners is part of the Draper Venture Network, which has 800+ relationships in 550+ corporations around the world. Access to any one of these relationships is one email away.

●	Global Network - Wavemaker is dual headquartered in LA and Singapore, which gives Abundant the ability to scale globally with extensive connections across multiple continents.

Wavemaker Labs Asia: Corporate Innovation Venture Studio

Wavemaker Labs Asia is building companies based on a proprietary technology and the know-how of engineers who’ve spent years developing robotic and automation technologies, particularly in the agriculture, food, and restaurant space. Wavemaker Labs Asia has entered into an exclusive technology license agreement with Wavemaker Labs, Inc. for the development and commercialization of new products focused on the unique challenges and opportunities in Asia. This agreement allows WMLA to take proven and tested technological solutions developed by WML and apply them immediately to new use-cases, while continuing to build and develop new technologies along the way. Wavemaker Labs Asia technology stack can be broken down across three broad categories:

Mobile Robotics and Agriculture Technology

•           Advanced sensor integration and computer vision for data collection, localization, path planning, object detection, and safety.

•           Fleet management systems and scheduling solutions

•           Hardware, software, and electrical design for outdoor operations, including weather proofing, and robustness to varied terrain

•           Data sets collected and utilized by outdoor mobile robots in agriculture and landscaping

Food Preparation Technology

•           Integrated hardware, software, and electrical technologies for ingredient dispensing, product transfer mechanisms, refrigerated ingredient storage, and smart/secure storage for customer pickup.

•           Sensor and control technologies allowing for the safe and clean preparation of fresh food using robotic manipulation

•           Computer vision and sensor technology allowing for autonomous cooking by integrating temperature, data on ingredients,

•           Ordering, inventory, and supply chain management integrations

General Support Technology

•           Remote software maintenance and hardware monitoring technologies

•           User interface technologies and customer payment technologies

•           Modular subsystem integration for operator level maintenance solutions

Employees

The Company currently has 2 part time employees, CEO Buck Jordan and CFO Kevin Morris.

The Company’s Property

The Company currently has no long-term or short-term leases and works out of the offices of Future VC, LLC dba Wavemaker Labs in Santa Monica, CA.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results –Inception Financials

The Company was founded on September 15, 2021 and had not yet generated revenue or costs as of December 14, 2021.

Liquidity and Capital Resources –Inception Financials

As of December 14 , 2021, the Company had cash on hand of $0. The Company is not generating revenue and will require infusion of capital to launch and sustain initial business operations. The Company plans to try to raise capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent securing needed capital, the Company may be forced to significantly reduce planned expenses and could become insolvent. Anticipated expenses, revenue, and other sources of capital for the Company’s first 12 months of operation are outlined in “Plan of Operations'' below.

On October 28, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $300,000 and on November 1, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $250,000. These funds were used to purchase the assets from Future VC, LLC.  The loans mature on October 28, 2022 and November 1, 2022, respectively, and bear interest at 3% per annum, compounded annually.

Plan of Operations

We have not yet generated any revenues. Abundant has acquired the product development and intellectually property for a working prototype, as well as an extensive computer vision library and source code. While we acquired great software, the prototype was overly engineered and expensive to produce; using the acquired IP, software product, and a proven team that knows how to bring products to market at a cost that makes sense, Abundant will use funds to re-engineer a fully functioning prototype at a fraction of the current build cost, as well as to conduct business development and fundraising efforts. The prototype needs to be mobile, automated, and at a price that is ready for market. We anticipate incurring costs of $2 million associated with these efforts over the next 12 months.

If we raise the maximum amount set out in our “Use of Proceeds”, the extensive acquired product development efforts will allow our team of roboticists and engineering experts to build a fully functioning prototype for demos and pilots, then start production on a minimally viable product for commercial pre-orders. In addition, we would anticipate not needing to raise additional capital for the business as this funding would allow us to capitalize on market traction and corporate partnerships with the execution of our product plan. If we raise less than 50% of the maximum, however, we would likely need to raise additional funds within 6 to 18 months.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
James Jordan	CEO	41	Indefinite, appointed September 15, 2021
Kevin Morris	CFO	39	Indefinite, appointed September 15, 2021

Directors
James Jordan	Director	41	Indefinite, appointed September 15, 2021

James Buckly Jordan, CEO and Director

James has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early-stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc. (f/k/a Future Labs V, Inc.), developer of an autonomous commercial lawnmower; Piestro, Inc. (f/k/a Future Labs VI, Inc.), an autonomous pizzeria; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, James was Manager Partner at early-stage venture fund Canyon Creek Capital, a position he has held since 2010. James (“Buck”) is a technologist and early-stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Kevin Morris, CFO

Our CFO, Kevin Morris, also serves as CFO of Piestro, Inc. (f/k/a Future Labs VI, Inc.), an autonomous pizzeria; Principal Financial Officer of Graze, Inc. (f/k/a Future Labs V, Inc.), developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Kevin also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Kevin was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Kevin was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. Kevin obtained an MBA from the UCLA Anderson School of Management in 2011.

Compensation of Directors and Executive Officers

Through December 14, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	CEO	$0	$0	$0
Kevin Morris	CFO	$0	$0	$0

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class F	Wavemaker Labs Asia, Inc.	15,000,000 shares held directly	N/A	100%

Amounts are as of December 14, 2021. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

Stock Incentive Plan

Effective September 15, 2021, the Company adopted its Stock Incentive Plan, with 789,474 shares of Common Stock reserved for issuance under the plan. All officers and employees of the company, and certain advisors and contractors will be able to participate in the plan on equal basis.  To date, no options have been issued under the plan.

Interest of Management and Others in Certain Transactions

In December 2021, the Company intends to sign a Master Services Agreement (“MSA”) with Wavemaker Labs, Inc., where Wavemaker Labs would provide various business consulting services for the Company. The MSA will be included as Exhibit 6.1 to the offering statement of which this offering circular is part, to be filed by amendment. The services to be performed include financial, business development, and strategy consulting work. As a part of this MSA, Wavemaker Labs will invoice the Company as much as twice a month for each hour of labor exerted and any expenses incurred.

On October 28, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $300,000 and on November 1, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $250,000. These funds were used to purchase intellectual property assets from Future VC, LLC.  The loans mature on October 28, 2022 and November 1, 2022, respectively, and bear interest at 3% per annum, compounded annually.

The Company plans to use Wax, Inc. as a third-party transfer agent. Wax, Inc. is majority controlled by Future VC, LLC, which is also a majority investor in Wavemaker Labs Asia, Inc. The Company has not yet finalized commercial terms with Wax, Inc. for any services.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 7,490,637 shares of Common Stock, plus up to 1,498,127 shares of Common Stock to be issued as Bonus Shares. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the Company's President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 40,000,000 shares of Common Stock, $ 0.0001 par value per share, 15,000,000 shares of Class F Stock, $0.0001 par value per share and 1,000,000 shares of Preferred Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock and is entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i)vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii)give and receive notices and communications, (iii)execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv)take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Other Rights

Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof

Provisions of Note in Our Bylaws

Under Article VII of our Bylaws, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. This provision specifically does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The Company is offering up to 7,490,637 shares of Common Stock on a best efforts basis, plus up to 1,498,127 shares of Common Stock as Bonus Shares under this Offering Statement. We intend for this offering to continue until one year following qualification by the SEC, or until sooner terminated by the Company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Public Offering Price	$2.67
Placement Agent Commission	$0.03
Proceeds, before expenses, to us	$2.64

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;
●	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;
●	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);
●	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $10,000 for these services.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $215,000 in cash.

Bonus Shares for Certain Investors

Certain investors in this Offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 1,498,127, or 20% of the shares they purchase, depending upon the investment level of such investors or status as a current investor in the Company. Investors that invest at least $1,500 in this offering will receive a 5% bonus. Investors that invest at least $5,000 will receive a 10% bonus. Investors that invest at least $10,000 will receive a 15% bonus. Investors that invest at least $20,000 will receive a 20% bonus.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Wax, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $499.29, or 187 shares of Common Stock.

 Investors will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Abundant Robots, Inc

A Delaware Corporation

Financial Statement and Independent Auditor’s Report

September 15, 2021 (inception)

ABUNDANT ROBOTS, INC.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-2

FINANCIAL STATEMENT AS OF SEPTEMBER 15, 2021 (INCEPTION):

Balance Sheet	F-3

Notes to Financial Statements	F-4 - F-8

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1A, as it may be amended, of our Independent Auditor’s Report dated December 14, 2021 relating to the balance sheet of Abundant Robots, Inc. as of September 15, 2021 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

January 5, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

ABUNDANT ROBOTS, INC.

BALANCE SHEET

As of September 15, 2021 (inception)

ASSETS
Current Assets:
Cash and cash equivalents	$-
Total Current Assets	-

TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities	$-

Stockholders’ Equity (Deficit):
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding as of September 15, 2021 (inception)	-
Class F Stock, $0.0001 par value, 15,000,000 shares authorized, issued and outstanding as of September 15, 2021 (inception)	1,500
Common Stock, $0.0001 par value, 11,000,000 shares authorized, no shares issued and outstanding as of September 15, 2021 (inception)	-
Subscription receivable	(1,500)
Additional paid-in capital	-
Retained earnings	-
Total Stockholders’ Equity (Deficit)	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of this financial statement.

ABUNDANT ROBOTS, INC.

NOTES TO THE FINANCIAL STATEMENT

As of September 15, 2021 (inception)

NOTE 1: NATURE OF OPERATIONS

Abundant Robots, Inc. (the “Company”) is a corporation organized September 15, 2021 under the laws of Delaware. The Company was formed to sell automated apple harvesting robotic units.

As of September 15, 2021 (inception), the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statement has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations, plan to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statement was available to be issued is dependent upon its ability to obtain additional capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statement does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See accompanying Independent Auditor’s Report

ABUNDANT ROBOTS, INC.

NOTES TO THE FINANCIAL STATEMENT

As of September 15, 2021 (inception)

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of September 15, 2021 (inception), the Company has not established a deposit account with a financial institution.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivable is not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription receivable is reclassified as a contra account to stockholders’ equity on the balance sheet.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

See accompanying Independent Auditor’s Report

ABUNDANT ROBOTS, INC.

NOTES TO THE FINANCIAL STATEMENT

As of September 15, 2021 (inception)

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statement. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it has net operating loss carryforwards of $0 as of September 15, 2021 (inception). The Company pays taxes at an effective blended rate of 28% and has used this effective rate to derive a net deferred tax asset of $0 as of September 15, 2021 (inception).

The Company files U.S. federal and state income tax returns.

NOTE 4: STOCKHOLDERS’ EQUITY (DEFICIT)

As of September 15, 2021 (inception), the Company's certificate of incorporation authorized the Company to issue three classes of stock: preferred stock, Class F stock and common stock. The Company is authorized to issue 1,000,000 shares of preferred stock, 15,000,000 shares of Class F stock, and 11,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share.

Effective September 15, 2021, the Company issued 15,000,000 shares of Class F stock to a related entity, Wavemaker Labs Asia, Inc., for a purchase of $0.0001 per share (par value) for a total amount of $1,500. The amount was included as a subscription receivable as of September 15, 2021.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

See accompanying Independent Auditor’s Report

ABUNDANT ROBOTS, INC.

NOTES TO THE FINANCIAL STATEMENT

As of September 15, 2021 (inception)

The holders of each class of stock shall have the following rights and preferences:

Voting

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters.

Dividends

The holders of Class F stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Redemption

No class of stock shall have any redemption rights.

Conversion

Each share of Class F stock shall be convertible, at the option of the holders, at any time after the date of issuance, into one share of common stock. Each share of Class F stock shall automatically be converted into one share of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F stock.

Upon each preferred equity financing of at least $1,000,000, ten percent of the shares of Class F stock shall automatically converted into shares of the subsequent series of preferred stock that is issued in such equity financing at the applicable conversion ratio. In addition to the shares of Class F stock converted pursuant to the automatic conversion, any share of Class F stock that is sold by the holder in connection with an equity financing shall automatically convert into shares of the subsequent preferred stock at the applicable conversion ratio.

Abundant Robots, Inc. 2021 Stock Incentive Plan

The Company has adopted the Abundant Robots, Inc. 2021 Stock Incentive Plan (“2021 Plan”), which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 789,474 shares as of September 15, 2021. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. As of September 15, 2021, no award have been granted under the 2021 Plan.

See accompanying Independent Auditor’s Report

ABUNDANT ROBOTS, INC.

NOTES TO THE FINANCIAL STATEMENT

As of September 15, 2021 (inception)

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective at its inception date.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Subsequent to September 15, 2021 (inception), a related entity, Future VC, LLC, purchased certain intellectual property assets and simultaneously transferred the assets to the Company for $550,000.  On October 28, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $300,000 and on November 1, 2021, the Company entered into a loan agreement with Wavemaker Labs Asia, Inc. for $250,000. These funds were used to purchase the assets from Future VC, LLC. The loans mature on October 28, 2022 and November 1, 2022, respectively, and bear interest at 3% per annum, compounded annually.

Management’s Evaluation

Management has evaluated subsequent events through December 14 2021, the date the financial statement was available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in this financial statement.

See accompanying Independent Auditor’s Report

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Certificate of Incorporation

2.2 Certificate of Amendment to Certificate of Incorporation

2.3 Bylaws

4.1 Form of Subscription Agreement

6.1 Services Agreement between Wavemaker Labs Asia, Inc. and Abundant Robots, Inc.

6.2 Loan Agreement between Wavemaker Labs Asia, Inc. and Abundant Robots, Inc. October 2021

6.3 Loan Agreement between Wavemaker Labs Asia, Inc. and Abundant Robots, Inc. November 2021

11.1 Consent of Independent Auditor

12.1 Opinion of counsel as to the legality of the securities

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on January 5, 2022.

Abundant Robots, Inc.

By	/s/ James Buck Jordan
James Buck Jordan, Director
Abundant Robots, Inc.
Date: January 5, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ James Buck Jordan
James Buck Jordan, Chief Executive Officer
Abundant Robots, Inc.
Date: January 5, 2022

By	/s/ James Buck Jordan
James Buck Jordan, Director
Abundant Robots, Inc.
Date: January 5, 2022

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer and Chief Accounting Officer
Abundant Robots, Inc.
Date: January 5, 2022